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                     March 17, 2023

       Logan Allin
       Chief Executive Officer
       ExcelFin Acquisition Corp.
       473 Jackson St., Suite 300
       San Francisco, CA 94111

                                                        Re: ExcelFin
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 9, 2023
                                                            File No. 001-40933

       Dear Logan Allin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              William Nelson, Esq.